8/14/2023

Dear Christopher Coulter,

I am pleased to offer you the position of President and CFO at BranchOut Food Inc. This is a full-time
position and will include oversight of or involvement in every facet of the BranchOut Food business.

Compensation: We are pleased to offer you a salary of $125,000.

Benefits: BranchOut Food is a start-up company and intends to offer health insurance and other benefits at a later date.

We are excited about the opportunity to continue to work with you and build the Company together. Please let us know if you have any questions or thoughts.

If acceptable, please sign below:

Eric Healy, CEO of BranchOut Food Inc.	Christopher Coulter
Eric Healy	[signature]